Exhibit 3.1

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

FOR

GLOBAL POWER EQUIPMENT GROUP INC

Global Power Equipment Group Inc. (the “Corporation”), a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

1. The name of the corporation is Global Power Equipment Group Inc. Global Equipment Power Group Inc. was originally incorporated under the name GEEG, Inc. and the original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on May 13, 1998.

2 An Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on May 17, 2001

3. Pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware, this Second Amended and Restated Certificate of Incorporation has been duly adopted in accordance therewith, and restates and integrates and further amends the provisions of the Certificate of Incorporation of the Corporation.

4. The text of the Amended and Restated Certificate of Incorporation as heretofore amended or supplemented is hereby restated and further amended to read in its entirety as follows:

ARTICLE ONE: The name of the Corporation is

GLOBAL POWER EQUIPMENT GROUP INC.

ARTICLE TWO: The registered office of the Corporation in the State of Delaware is located at 2711 Centerville Road, Suite 400, City of Wilmington, County of New Castle. The name of its registered agent in the State of Delaware at such address is Corporation Service Company

ARTICLE THREE: The purpose of the Corporation is to engage, directly or indirectly, in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware as from time to time in effect.

ARTICLE FOUR: The total authorized capital stock of the Corporation shall be 170,000,000 shares of Common Stock, par value $0.01 per share. The Corporation shall not issue nonvoting Common Stock.

The Common Stock of the Corporation may be issued from time to time in any number of shares, provided that the aggregate number of shares issued and not canceled shall not exceed the total number of shares of Common Stock hereinabove authorized. Subject to the requirements of law, this Certificate of Incorporation, as amended from time to time, the holders of Common Stock shall (i) in the event of any liquidation, dissolution or other winding up of the Corporation, whether voluntary or involuntary, be entitled to receive all the remaining assets of the Corporation of whatever kind, such assets to be distributed pro rata to the holders of the Common Stock; and (ii) be entitled to receive such dividends as and when the same may be declared from time to time by the Board of Directors of the Corporation out of funds legally available therefor.

Except as otherwise required by law and the provisions of this Certificate of Incorporation, the holders of the Common Stock of the Corporation possess full voting power for the election of directors and for all other purposes, and each holder thereof shall be entitled to one vote for each share held by such holder.

ARTICLE FIVE: The business of the Corporation shall be conducted by the officers of the Corporation under the supervision of the Board of Directors except as otherwise provided by law. Except as otherwise provided by law, the number of directors which shall constitute the Board of Directors shall be as set forth in the Corporation’s By-Laws, and in any event shall not be less than two (2).

Each director shall serve until his successor is duly elected and qualified or until his death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

The Board of Directors or any individual director may be removed from office at any time with cause by the affirmative vote of the holders of a majority of the voting power of all of the then outstanding stock of the Corporation entitled to vote at an election of directors.

ARTICLE SIX: The Board of Directors may make, alter or repeal the By-Laws of the Corporation except as otherwise provided in the By-Laws adopted by the Corporation’s stockholders

ARTICLE SEVEN: The Corporation expressly elects to be governed by Section 203 of the General Corporation Law of the State of Delaware as from time to time in effect.

ARTICLE EIGHT: The directors of the Corporation shall be protected from personal liability, through indemnification or otherwise, to the fullest extent permitted under the General Corporation Law of the State of Delaware as from time to time in effect.

1. A director of the Corporation shall under no circumstances have any personal liability to the Corporation or its stockholders for monetary damages for breach of fiduciary duty by such director except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, as the same exists or hereafter may be amended, or (iv) for any transaction from which the director derived an improper personal benefit If the General Corporation Law of the State of Delaware hereafter is amended to authorize the further elimination or limitation of the liability of directors shall be eliminated or limited to the fullest extent permitted by the amended General Corporation Law of the State of Delaware. Neither the modification or repeal of this paragraph 1 of Article EIGHT nor any amendment to said General Corporation Law of Delaware that does not have retroactive application shall limit the right of directors of the Corporation to exculpation from personal liability for any act or omission occurring prior to such amendment, modification or repeal.

2. The Corporation shall, to the fullest extent permitted by law (i) indemnity each director, officer, employee and agent of the Corporation, except as may be otherwise provided in the By-Laws of the Corporation, and in furtherance hereof the Board of Directors is expressly authorized to amend the By-Laws of the Corporation from time to time to give full effect hereto, notwithstanding possible self interest of the directors in the action being taken and (ii) advance expenses incurred by such officers, directors, employees or agents in relation to any action, suit or proceeding. Neither the modification nor the repeal of this paragraph 2 of Article EIGHT nor any amendment to the General Corporation Law of the State of Delaware that does not have retroactive application shall limit the right of directors, officers of the Corporation, employees and agents to indemnification hereunder with respect to any act or omission occurring prior to such modification, amendment or repeal.

ARTICLE NINE: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by law, and all rights conferred upon stockholders herein are granted subject to this reservation.

IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation has been signed by the undersigned, its authorized officer this 17 day of January, 2008.

GLOBAL POWER EQUIPMENT GROUP INC.

By:
	Name:	John M. Matheson
	Title:	President

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